RF INDUSTRIES, LTD.                                       For Immediate Release
RF Connectors/Neulink/Bioconnect

Investor Contact:                                         Company Contact:
 Neil Berkman Associates                                  Howard F. Hill
 (310) 277 - 5162                                         President/CEO
 info@berkmanassociates.com                               (858) 549-6340
 --------------------------

                     RF Industries' First Quarter Net Income
                        Increases 73% to $0.08 per share

                 RF Connector Coax and Cable Sales Increase 19%
               ---------------------------------------------------

          SAN DIEGO, CALIFORNIA, March 3, 2004 . . . RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced that net income for the three months ended January 31, 2004 increased 73% to $234,000, or $0.08 per diluted share, compared to $135,000, or $0.04 per diluted share, in the first quarter of fiscal 2003. Net sales increased 5% to $2,450,000 compared to $2,327,000 for the same period last year.
          "Sales of RF Connector and coaxial cable products increased 19% to $2,146,000, an extremely encouraging performance for what is typically RFI's seasonally weakest quarter. This growth was led by higher shipments of new coax connectors and cable assemblies for Wi-Fi and telecom applications. A favorable product mix and the benefit of high margin new products helped increase the Company's gross margin to 51% of sales, compared to 49% of sales in the first quarter last year," said Howard Hill, president of RF Industries.
          Hill noted that increased sales of Bioconnect products helped offset lower sales for the Neulink product line. "Bioconnect sales growth and benefits from consolidating the business with RF Connector significantly reduced the operating loss associated with the sales of Bioconnect products to only $17,000 for the quarter, compared to a loss of $107,000 on this product line in the first quarter last year." he said.
          At January 31, 2004, RFI reported cash and cash equivalents exceeding $4,120,000, working capital of $8,597,000, an 18 to 1 current ratio and stockholders' equity of $8,979,000, or $3.11 per share.
          RF Industries' Connector operation designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

          The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.


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                                                                          #3534


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                               RF INDUSTRIES, LTD.
                          SUMMARY STATEMENTS OF INCOME
                                   (unaudited)
                                                          Three Months Ended
                                                              January 31,
                                                         ----------------------
                                                          2004           2003
                                                         ------         -------
Net Sales ........................................     $2,449,359     $2,326,876

Cost of Sales ....................................      1,204,475      1,192,158
                                                        ---------      ---------
     Gross Profit ................................      1,244,884      1,134,718

Operating Expenses:
  Engineering ....................................        115,382        198,580

  Selling, General & Administrative ..............        759,365        723,839
                                                        ---------       --------
     Total Operating Expenses ....................        874,747        922,419
                                                        ---------       --------
Operating Income .................................        370,137        212,299

Interest income ..................................          5,733         11,497
                                                        ---------       --------
Income Before Provision for Income Tax ...........        375,870        223,796

Provision for Income Tax .........................        142,000         89,000
                                                        ---------       --------
Net Income .......................................     $  233,870     $  134,796
                                                       ==========     ==========
Basic Earnings per Share .........................     $     0.08     $     0.04
                                                       ==========     ==========
Diluted Earnings per Share .......................     $     0.08     $     0.04
                                                       ==========     ==========


Basic Weighted Average Shares Outstanding ........      2,757,542      3,400,254

Diluted Weighted Average Shares Outstanding ......      2,943,398      3,650,571



                              Summary Balance Sheet

                                                        January 31,  October 31,
                                                           2004          2003
                                                       ------------  -----------
                                                       (Unaudited)    (Audited)

Cash and Cash Equivalents ............................   $4,124,568   $2,683,896
Trade Accounts Receivable, Net .......................    1,114,008    1,701,618
Inventories, net .....................................    3,540,615    3,455,018
Other Current Assets .................................      315,933      305,679
                                                         ----------   ----------
          Total Current Assets .......................    9,095,124    8,146,211

Property, Plant & Equipment, Net .....................      310,161      328,124
Other Assets .........................................      111,401      133,755
                                                         ----------   ----------
          Total Assets ...............................   $9,516,686   $8,608,090
                                                         ==========   ==========

Total Current Liabilities ............................   $  497,435   $  509,992
Other Liabilities ....................................       40,000       40,000
                                                         ----------   ----------
          Total Liabilities ..........................      537,435      549,992

Total Stockholders' Equity ...........................    8,979,251    8,058,098
                                                         ----------   ----------
          Total Liabilities & Stockholders' Equity ...   $9,516,686   $8,608,090
                                                         ==========   ==========